Holly Logistic Services copy
Exhibit 10.37
FIRST AMENDMENT TO
PERFORMANCE UNIT AGREEMENT(S)
     THIS FIRST AMENDMENT (the “First Amendment”) to Performance Unit Agreement(s) is dated December 31, 2008, to be effective as of the date(s) indicated herein, and is made by and between HOLLY LOGISTIC SERVICES, L.L.C., a Delaware limited liability company (the “Company”), and                     - (the “Employee”).
WITNESSETH:
     WHEREAS, the Company granted Employee performance unit awards in 2006, 2007 and/or 2008, as applicable (the “Award(s)”), under the Holly Energy Partners, L.P. Long-Term Incentive Plan, and the Company and the Employee previously entered into a Performance Unit Agreement governing each such Award (each, an “Agreement”);
     WHEREAS, Section 13 of the Agreement(s) provides that the Agreement(s) may be amended in writing by the Company and the Employee; and
     WHEREAS, the Company and the Employee have determined that it is desirable to amend the Agreement(s), in accordance with the final regulations promulgated under section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to ensure that, to the extent subject to Code section 409A, the payments and other benefits provided under the Agreement(s) comply therewith and to avoid the imposition of any adverse tax consequences under section 409A of the Code.
     NOW, THEREFORE, the Agreement(s) shall be amended as set forth below, such amendments to be effective, with respect to each Award, as of the date of grant specified in the Agreement governing each such Award:
     1. Section 3(c)(viii) of the Agreement(s) shall be amended in its entirety as set forth below:
     (viii) “Adverse Change” shall mean, without the express written consent of the Employee, (A) a change in Employee’s principal office to a location more than 25 miles from the Employee’s work address as of the Date of Grant, (B) a material increase (without adequate compensation) or a material reduction in duties of the type previously performed by the Employee, or (C) a material reduction in the Employee’s base compensation (other than bonuses and other discretionary items of compensation) that does not apply generally to employees of the Company or its successor. Employee shall provide notice to the Company of the event alleged to constitute an Adverse Change within ninety (90) days of the occurrence of such event, and the Company shall be given the opportunity to remedy the alleged Adverse Change and/or to contest Employee’s assertion that an Adverse Change event has occurred within thirty (30) days from receipt of such notice.
     2. A new Section 17 shall be added to the Agreement(s) and shall read as follows:
     17. Compliance with Section 409A of the Code. This Agreement is intended to comply and shall be administered in a manner that is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. Payment under this Agreement shall be made in a manner that will comply with Section 409A of the Code, including regulations or other guidance issued with respect thereto, except as otherwise determined by the Committee. The applicable provisions of Section 409A of the Code are hereby incorporated by reference and shall control over any contrary provisions herein that conflict therewith.
     NOW, THEREFORE, be it further provided that, except as set forth above, the Agreement(s) shall continue to read in their current state.
          IN WITNESS WHEREOF, the Company has caused the execution hereof by its duly authorized officer and the Employee has agreed to the terms and conditions of this First Amendment, effective as of the date(s) specified herein.

HOLLY LOGISTIC SERVICES, L.L.C.
By:
Matthew P. Clifton
Chief Executive Officer

Date:

EMPLOYEE

Date: